Exhibit 99.1

Contacts:	Bob Gordon	Olivia Bellingham
	Public Relations	Investor Relations
	(631) 342-2391	(631) 342-4687
	bobg@ca.com	olivia.bellingham@ca.com

CA COMPLETES CONCORD ACQUISITION

eHealth and SPECTRUM Product Lines to Extend Unicenter Line

And Increase Company’s Presence in Telco/Service Provider Markets

ISLANDIA, N.Y., June 7, 2005 – Computer Associates International, Inc. (NYSE: CA) today announced that it has completed its acquisition of Concord Communications, including its Aprisma Management Technologies subsidiary.

The acquisition substantially advances CA’s ability to deliver comprehensive enterprise management solutions across networks, systems, applications and databases, and to extend its presence in telecommunications/cable and service provider markets.

“This strategic combination further solidifies CA’s position of leadership in enterprise management and will enable us to deliver even greater value to our customers worldwide,” said CA President and CEO John Swainson.  “We welcome Concord’s employees, customers and partners to CA and look forward to working with them.”

CA plans to make Concord’s network management products available both as stand-alone, best-of-breed products and as integrated components of CA’s industry-leading Unicenter enterprise systems management suite – enabling customers to manage their increasingly complex technology environments in a seamless and efficient manner.  Together with CA’s eTrust and BrightStor solutions, the extended Unicenter line offers customers unmatched management capabilities.

Concord’s eHealth products complement CA’s existing solutions in several areas, including network performance, availability and capacity reporting.  Its Aprisma SPECTRUM products provide important additional capabilities for strategic network operations, as well as fault and service management.  CA intends to make SPECTRUM the foundation for its core network service management solution.

“The addition of Concord eHealth and Aprisma SPECTRUM to our already extensive enterprise management portfolio puts CA in a unique position to meet the evolving needs of enterprise, government and service provider customers – bringing simplicity to challenges that would otherwise present overwhelming complexity to their IT organizations,” said Russell M. Artzt, executive vice president of products at CA.  “No other vendor can offer customers a management architecture that is more secure, complete, extensible, scalable or business-centric.”

The Concord and Aprisma products will support CA’s Common Technology Stack, including the Management Database, which provides a complete, integrated and open database schema for all CA and partner management products.  The integration of the Concord and Aprisma technologies with the common stack provides another key building block in CA’s Enterprise IT Management strategy.

In conjunction with the acquisition, CA has established a cross-functional organization that is focused solely on the needs of customers in the telecommunications/cable and service provider market segments.

CA will continue to fully support Concord and Aprisma products and will honor all obligations (including special features) specified in current CA, Concord and Aprisma contracts.

Customers can continue to access Concord support at   http://www.concord.com, via email at support@concord.com, or by calling 1-888-832-4340 (U.S. and Canada), +61-2-9965-0650 (Asia/Pacific), or +1-508-303-4300 (rest of the world).  Customers can continue to access Aprisma support at http://www.aprisma.com, via email at support@aprisma.com, or by calling 1-877-428-6324 (U.S. and Canada) or +1-603-334-2978 (outside of the U.S. and Canada).

A white paper on CA’s technology integration directions in network and systems management is available at http://ca.com/concord/techpath.pdf.  CA plans to provide detailed a product roadmap at CA World in November.

The merger consideration to be paid in cash for each share of Concord common stock outstanding immediately prior to the closing is $17.00, without interest.  The aggregate cash consideration to be paid by CA is approximately $337 million.  CA will soon mail a letter of transmittal and instructions to former holders of record of Concord common stock to be used for the exchange of Concord shares for the cash consideration.  Concord stockholders who own shares through a broker will be contacted by their broker.  Former Concord stockholders with further questions regarding the exchange of Concord shares for the cash consideration should contact Deutsche Bank Trust Company Americas, CA’s exchange agent, by telephone at 1-800-735-7777.

About CA

Computer Associates International, Inc. (NYSE:CA), one of the world’s largest management software companies, delivers software and services across infrastructure, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y. and serves customers in more than 140 countries. For more information, please visit http://ca.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication (such as statements containing the words “plans,” “intends” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the CA deferred prosecution agreement with the United States Attorney’s Office of the Eastern District, including that CA could be charged with criminal offenses if it violates this agreement; the agreement that CA entered into with the Securities and Exchange Commission (“SEC”), including that CA may be subject to substantial civil penalties and fines if it violates this agreement; civil litigation arising out of the matters that are the subject of the Department of Justice and the Securities and Exchange Commission investigations, including shareholder derivative litigation; CA is subject to intense competition and increased competition is expected in the future; risks associated with the recent loss and ongoing replacement of key personnel; CA’s products must remain compatible with, and CA’s product development is dependent upon access to, changing operating environments; CA has a significant amount of debt; CA’s credit ratings have been downgraded and could be downgraded further; customers are still adapting to CA’s

Business Model; the failure to protect CA’s intellectual property rights may weaken its competitive position; certain software is licensed from third parties who require, among other things, the payment of royalties, which could affect the development and enhancement of CA’s products; CA may become dependent upon large transactions; the market for some or all of CA’s key product areas may not grow; customer decisions are influenced by general economic conditions; third parties may claim that CA’s products infringe their intellectual property rights; fluctuations in foreign currencies could result in transaction losses; acts of war and terrorism may adversely affect CA’s business; the volatility of the international marketplace; and the other factors described in CA’s Annual Report on Form 10-K for the year ended March 31, 2004 and its most recent quarterly report filed with the SEC. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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© 2005 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.